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                                                                   Exhibit 12


                           IRON MOUNTAIN INCORPORATED

       STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in thousands)

                                                              Year Ended December 31,

                                               1999          2000          2001           2002         2003
                                               ----          ----          ----           ----         ----
Earnings:
  Income (Loss) from Continuing
  Operations before Provision for Income
  Taxes and Minority Interest                 $ 9,841      $(23,291)     $(28,111)      $114,519     $156,989
    Add: Fixed Charges                         73,957       154,975       177,032        178,587      195,258
                                              -------      --------      --------       --------     --------
                                              $83,798      $131,684      $148,921       $293,106     $352,247
                                              =======      ========      ========       ========     ========

Fixed Charges:
  Interest Expense, Net                       $54,425      $117,975      $134,742       $136,632     $150,468
  Interest Portion of Rent Expense             19,532        37,000        42,290         41,955       44,790
                                              -------      --------      --------       --------     --------
                                              $73,957      $154,975      $177,032       $178,587     $195,258
                                              =======      ========      ========       ========     ========
Ratio of Earnings to Fixed Charges                1.1x          0.8x          0.8x           1.6x         1.8x
                                                                (1)           (1)

(1) We reported a loss from continuing operations before provision for income taxes and minority interest for the years ended December 31, 2000 and December 31, 2001 and we would have needed to generate additional income from operations before provision for income taxes and minority interest of $23,291 and $28,111, respectively to cover our fixed charges of $154,975 and $177,032, respectively.